Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

concerning Dako A/S

CVR no. 30281829

CONTENTS

		Page
1	DEFINITIONS, INTERPRETATION AND ENTIRE AGREEMENT	4
2	PURPOSE AND BACKGROUND	11
3	CONCLUSION OF AGREEMENT	11
4	SALE AND PURCHASE OF SHARES	12
5	PURCHASE PRICE	12
6	OPERATIONS UNTIL CLOSING	12
7	COOPERATION COVENANTS	14
8	CLOSING CONDITIONS	16
9	TERMINATION	16
10	CLOSING MECHANICS	16
11	ACTIONS AFTER CLOSING; PURCHASE PRICE ADJUSTMENT	19
12	WARRANTIES AND ACKNOWLEDGEMENTS	21
13	SELLER’S LIABILITY, LIMITATIONS AND CLAIMS PROCEDURE	23
14	CONFIDENTIALITY AND PUBLICATION	25
15	GOVERNING LAW AND DISPUTES	25
16	OTHER PROVISIONS	26

SCHEDULES

Schedule 1.1(a):	Accounting Principles

Schedule 1.1(b):	Annual Report and Management Accounts

Schedule 1.1(c):	List of individuals in the Group with Seller’s Knowledge

Schedule 1.1(d)	Closing Memorandum

Schedule 1.1(e):	List of Subsidiaries

Schedule 1.1(f):	Escrow Agreement

Schedule 1.1(g):	Funds Flow Memorandum

Schedule 3.1(a):	Seller’s signing documents

Schedule 3.1(b):	Seller’s approval of the Agreement

Schedule 3.2(a):	Buyer’s signing documents

Schedule 3.2(b):	Buyer’s approval of the Agreement

Schedule 3.2(d):	Agilent Technologies, Inc.’s signing documents

Schedule 3.2(e):	Agilent Technologies, Inc.’s approval of the Agreement

Schedule 5.1(b):	Principles for calculation of Final Net Debt

Schedule 5.2:	Principles for calculation of Final Working Capital

Schedule 8.1(a):	List of required regulatory filings, consents and waiting periods

Schedule 10:	Currency Conversion Costs

Schedule 12.1:	Seller’s Warranties

Schedule 12.4:	Due Diligence Information (CD Rom of the Data Room)

Schedule 14.2:	Press releases

Schedule 16.1:	Addresses

This

SHARE PURCHASE AGREEMENT

was concluded on 16 May 2012 between

Delphi S.à r.l.

R.C.S. Luxembourg B 126766

23, Rue Aldringen

L-Luxembourg 1118

Grand Duchy of Luxembourg

(the “Seller”)

and

Agilent Technologies Europe B.V.

KvK. No. 34115799

Groenelaan 5,

NL-1186 AA Amstelveen,

The Netherlands

(the “Buyer”)

and

Agilent Technologies, Inc.

5301 Stevens Creek Boulevard,

Santa Clara, CA 95051,

USA

(the “Guarantor”)

concerning all of the issued and outstanding shares in Dako A/S (the “Company”).

WHEREAS, on the date hereof Seller has the power to cause and direct the transfer of the Shares and desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth:

1                                         DEFINITIONS, INTERPRETATION AND ENTIRE AGREEMENT

1.1                                 In the Agreement, the following words and expressions have the meanings stated below, unless the context requires otherwise. Words and expressions defined in Schedule 12.1 shall have the same meanings where such capitalised defined terms appear in the main body of this Agreement.

Accounting Principles	the Company’s accounting principles, policies, practices, procedures, estimates and assessments as described in Schedule 1.1(a).

Accounts Date	31 December 2011.

Adjustment Amount	the difference between the Preliminary Purchase Price and the Purchase Price; see clause 11.2.

Affiliate	with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person;

provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller. For the purposes of this definition “control” when used in respect of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

Agreement	this agreement, including all Schedules and Appendices hereto which are hereby incorporated by reference herein.

Annual Report	the Company’s consolidated and audited annual report as of the Accounts Date, see Schedule 1.1(b)

Base Working Capital	DKK 500,000,000.

Basket	as stated in clause 13.4.2(b).

Breach	any misrepresentation, breach of warranty or failure to fulfil any obligation under the Agreement.

Business Day

any day other than a Saturday or Sunday on which banks are generally open for business and not required or authorized by law to be closed in Copenhagen, Denmark, London, United Kingdom, Singapore or New York, United States of America (disregarding banking business being conducted exclusively through the Internet).

Cap	as stated in clause 13.4.3.

Claim	any claim for Loss raised by a Party against the other Party based on an alleged Breach.

Closing	the Parties’ fulfilment of the obligations described in clause 10.

Closing Date	the date on which Closing takes place; see clause 10.1.

Closing Memorandum	minutes substantially in the agreed terms set out in Schedule 1.1(d) to be finalised between the Parties prior to closing of the meeting at which Closing takes place.

Company

Dako A/S, CVR no. 30281829, a limited liability company incorporated and registered in accordance with Danish legislation with a nominal share capital of DKK 104,990,874 divided into DKK 89,577,586 class A-shares and DKK 15,413,288 class B-shares.

Corporate Documents

the charter and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including its articles of incorporation or association and/or its by-laws.

Currency Conversion Costs	as determined and calculated in accordance with Schedule 10.

Cut-Off Date	as stated in clause 9.1(a).

Data Room	the virtual data room established in connection with the transactions contemplated by this Agreement and maintained by Merrill Datasite under the project name Project Highlight, an electronic copy (on DVD-ROM) of which has been provided to the Buyer on the Signing Date, and is included in this Agreement in Schedule 12.4, together with a certificate from Merrill Datasite that the DVD-ROM is an accurate and complete copy of the Project Highlight data site as at 11:59pm CET on 13 May 2012.

De Minimis Threshold	as stated in clause 13.4.2(a).

Disputed Matters	the items included in the Final Purchase Price Calculation on which the Parties are unable to agree following an Objection as described in clause 11.2.3.

Disclosed

any written information disclosed by the Seller or on behalf of the Seller in the Due Diligence Information or in this Agreement that would allow a diligent person skilled in the field to which the information relates (e.g. business administration, accounting, regulatory, legal, etc.) to reasonably discern the relevance of such matter, including the substance of any potential claim, loss, liability or disadvantage based on reading and analysing the said information.

DKK	Danish Kroner, the valid currency of Denmark.

Due Diligence Information	the written information provided to the Buyer prior to 11:59pm CET on 13 May 2012 in the Data Room.

Enterprise Value	an amount of DKK 12,837,880,000, corresponding to USD 2,200,000,000 converted into DKK based on the Signing Date Exchange Rate for USD/DKK.

Escrow Account	the interest-bearing account in the joint names of the Buyer and the Seller with the Escrow Agent and subject to the terms of the Escrow Agreement.

Escrow Agent	Nordea Bank Danmark A/S or another reputable international bank based in Scandinavia, to be jointly appointed by the Seller and the Buyer.

Escrow Agreement

the agreement between the Seller, the Buyer and the Escrow Agent, relating to the operation of the Escrow Account in the agreed terms set out in Schedule 1.1(f), with such amendments as the Escrow Agent may require and which the Seller and the Buyer agree to, acting reasonably.

Escrow Closing Amount	10% of the Preliminary Purchase Price in DKK.

Estimated Net Debt	the Group’s estimated net debt as at the Closing Date determined and calculated in accordance with clause 5 and for the purpose of calculating the Purchase Price.

Estimated Working Capital	the Group’s estimated working capital as at the Closing Date determined and calculated in accordance with clause 5.

EUR

“euros”, the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community (signed in Rome on March 25, 1957) as amended from time to time.

Expert

a state authorized public accountant appointed by Deloitte Statsautoriseret Revisionspartnerselskab (“Deloitte”) from among its partners. If Deloitte is unwilling to appoint the Expert among its partners, the Expert will be a state authorized public accountant appointed by FSR from an internationally recognised auditing firm not having provided substantial services (substantial services for the purposes of this Agreement being understood as services involving fees of an amount equivalent to more than DKK 1,000,000 annually) to any of the Parties or the Group for the past 3 years.

Final Net Debt	the Group’s net debt as at the Closing Date determined and calculated in accordance with the provisions of clauses 5 and 11.2 and for the purpose of calculating the Purchase Price.

Final Purchase Price Calculation	the calculation of the Purchase Price based on the Final Net Debt and the Final Working Capital, to be prepared in accordance with clause 11.2.

Final Working Capital	the Group’s working capital as at the Closing Date determined and calculated in accordance with the provisions of clauses 5 and 11.2.

FSR	FSR — Danske Revisorer, the Danish association of state-authorized public accountants.

Funds Flow Memorandum	a document setting out in detail the sources, uses and other details of the payments to be made on the Closing Date, in the agreed terms set out in Schedule 1.1(g).

Group	the Company and the Subsidiaries.

Group Company	a company in the Group.

Group Companies	all the companies in the Group.

Group Returns

any return, statement, report, election, declaration, information, computation, disclosure, schedule or form (including any estimated tax or information return or report) required to be filed or given by a member of the Group in respect of Taxes.

Guaranteed Obligations	as stated in clause 10.8.1.

IFRS	International Financial Reporting Standards.

Interest	an annual interest rate of 3 per cent with the calculation of interest being made on the basis of days actually elapsed and 365 days per year.

JPY	Japanese Yen, the valid currency of Japan.

Loss	any damage, loss and expense (including reasonable attorneys’ fees and expenses in connection with any Claim) actually suffered by a Party (or by the Group) in respect of which such Party has raised or may raise a Claim.

Management and Board Participation Programme

the programme pursuant to which certain key employees and board members of the Group as well as the sellers of InstrumeC AS have co-invested in the Company through acquisition of or subscription of Shares.

Mezzanine Agent	Intermediate Capital Group plc as agent in respect of the Mezzanine Debt.

Mezzanine Debt	the Company’s outstanding liabilities owing or incurred as of the Closing Date under the Mezzanine Finance Documents.

Mezzanine Finance Documents

the “Finance Documents” as defined in the Mezzanine Facilities Agreement dated 24 May 2007 between, amongst others: the Company as borrower; Goldman Sachs International and Lehman Brothers International (Europe) as lead arrangers; Goldman Sachs Credit Partners, LP, Intermediate Capital Group plc and Nordea Bank Danmark A/S as agents; and certain financial institutions as lenders.

Notice	as described in clause 16.1.

Objection	any objection to the Buyer’s Final Purchase Price Calculation of which the Seller gives Notice to the Buyer in accordance with clause 11.2.3.

Parties	the Seller and the Buyer as well as the Guarantor with respect to clause 14.1 (confidentiality), clause 15 (governing law and disputes), and clauses 16.2, 16.3, 16.4, 16.5 and 16.7.

Party	the Seller or the Buyer.

Pay-Off Amounts

such amounts in such currencies as notified under clause 10.3(b) as being the amount required: (i) to discharge the indebtedness (whether or not due and payable) owed under or in connection with the Pay-Off Debt and any hedging related to the Pay-Off Debt at the Closing Date (for the avoidance of doubt, including the outstanding principal amount of any drawing and any accrued but unpaid interest thereon at the Closing Date); (ii) to release all guarantees and security in relation to the Pay-Off Debt and any hedging, swap or similar arrangements related to the Pay-Off Debt at the Closing Date (such amount being inclusive of the complete unwind and settlement of such arrangements); and (iii) to terminate the Pay-Off Debt and any hedging related to the Pay-Off Debt at the Closing Date (such amount in (i), (ii) and (iii) being inclusive of any applicable break costs, prepayment or early termination fees and other related fees, costs or expenses), assuming such discharge, release and termination takes effect from the Closing Date.

Pay-Off Debt	the Secured Debt, the JPY denominated loan facility listed in step 9 of the Funds Flow Memorandum and the USD denominated loan in the principal amount of USD 524,000.

Person	any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, incorporated or non-incorporated organisation, governmental or regulatory body or other entity.

Pre-Closing Exchange Date	the date which is 3 Business Days (in Copenhagen) prior to the Closing Date.

Pre-Closing Exchange Rate

the exchange rate USD/DKK, JPY/DKK or EUR/DKK, as the case may be, as published by the Danish National Bank (Nationalbanken) on http://www.nationalbanken.dk/dndk/valuta.nsf/side/valutakurser!opendocument at close of business (in Copenhagen) on the Business Day immediately prior to the Pre-Closing Exchange Date.

Preliminary Purchase Price	the amount in DKK to be calculated in accordance with clause 10.3(a).

Purchase Price	as stated in clause 5.1.

Schedule	a schedule to the Agreement.

Secured Debt	the Senior Debt and the Mezzanine Debt.

Seller’s Bank Account	a DKK account with RBS Luxembourg, IBAN (DKK) LU18 1620 1067 0620 8002 and BIC: ABNALULL.

Seller’s Warranties	as described in Schedule 12.1.

Senior Agent	Nordea Bank AB (Publ) as agent in respect of the Senior Debt.

Senior Debt	the Company’s outstanding liabilities owing or incurred as of the Closing Date under the Senior Finance Documents.

Senior Finance Documents

the “Finance Documents” as defined in the Senior Facilities Agreement dated 24 May 2007 between, amongst others: the Company and certain other companies as borrowers and guarantors; Goldman Sachs International and Lehman Brothers International (Europe) as lead arrangers; Goldman Sachs Credit Partners, LP, Nordea Bank AB (Publ) and Nordea Bank Danmark A/S as agents; and certain financial institutions as lenders.

Shares

the shares issued by Company consisting of DKK 89,577,586 class A-shares and DKK 15,413,288 class B-shares of DKK 1 each, equal to 100% of the Company’s total issued nominal share capital of DKK 104,990,874.

Signing Date	the date on which both the Seller and the Buyer have signed the Agreement.

Signing Date Exchange Rate

the exchange rate USD/DKK, JPY/DKK or EUR/DKK, as the case may be, as published by the Danish National Bank (Nationalbanken) on http://www.nationalbanken.dk/dndk/valuta.nsf/side/valutakurser!opendocument at close of business (in Copenhagen) on the Signing Date.

Subsidiaries	the companies set out in Schedule 1.1(e).

Tax or Taxes

all forms of taxation in any jurisdiction, including any tax, charge, assessment, duty, levy, impost, withholding, contribution or liability wherever chargeable imposed for support of national, state, federal, municipal or local government, and irrespective of the person against whom the same are directly or primarily chargeable, including income tax, corporation tax, capital gains tax, VAT and sales tax, withholding tax, registration fees, stamp duties, customs duties, social security costs and payroll taxes, property tax and other similar taxes, and including associated interest, fees, fines, surcharges, additional tax and penalties.

Third Party Claim	as stated in clause 13.5.4.

Third Party Rights

any mortgage, charge, claim, assignment, equitable interest, lien, option, pledge, encumbrance, security interest or other form of security, any right of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

USD	United States Dollars, the valid currency of the United States of America.

Warranties	the warranties given by the Seller or the Buyer in accordance with clause 12 and Schedule 12.1.

Warranty Survival Period	as stated in clause 13.4.1.

1.2           The Agreement is the result of the Parties’ negotiations, and it cannot be interpreted against a Party as a consequence of such Party having drafted one or more of the provisions of the Agreement.

1.3           The words “include”, “includes” or “including” and similar expressions mean for the purpose of this Agreement “including, but not limited to”.

1.4           Words in the singular include the plural and vice versa.

1.5           The table of contents and the headings of the Agreement are for guidance only and have no legal effect on the understanding or interpretation of the provisions of the Agreement.

1.6           The terms defined in this Agreement have the defined meanings when used in any Schedule, appendix, certificate or other document delivered or made available pursuant thereto.

1.7           References to a Person are also to its successors and permitted assigns.

1.8           Whenever a reference to a currency is made such reference shall for the purpose of this Agreement be deemed to include such amount’s equivalent in any other currency except where it is stated that an amount is to be calculated in a specific currency, e.g. the Purchase Price. Other than payments and calculations in respect of the Purchase Price (including the calculations of Enterprise Value, Estimated Net Debt and Final Net Debt), whenever a Party is obliged by this Agreement to make a payment or calculation in a particular currency and compliance with such obligation requires conversion from another currency, or any amount is otherwise required to be converted from one currency into another currency for the purposes of this Agreement, such conversion shall be calculated by applying the exchange rate as published by the Danish National Bank (Nationalbanken) on http://www.nationalbanken.dk/dndk/valuta.nsf/side/valutakurser!opendocument for a transaction between the two currencies in question quoted as at the close of business (in Copenhagen) on: (i) for the purposes of clause 13.4.2, the day immediately preceding the date Notice of a Claim is given under clause 13.5; and (ii) for all other purposes, the day immediately preceding the date of payment or calculation.

1.9           Unless the context otherwise requires, references to any agreement shall mean such agreement as amended or modified from time to time.

1.10         References to a document “in the agreed terms” mean in the form and terms agreed between the Buyer and the Seller and signed by or on behalf of each of them for the purposes of identification.

1.11         References to any law or statute shall be as amended from time to time and shall include all rules and regulations promulgated thereunder.

1.12         Unless the context otherwise requires, references to any time shall refer to time in Denmark and references to any date shall mean during normal business hours in Denmark on such date.

1.13         The Agreement contains the entire agreement between the Parties concerning the Buyer’s acquisition of the Shares and supersedes all previous agreements between the Parties on the subject matter.

2              PURPOSE AND BACKGROUND

2.1           At Closing the Seller will own the Shares and wishes to sell them to the Buyer, and the Buyer wishes to acquire the Shares, at Closing on the terms and conditions set out in the Agreement.

3              CONCLUSION OF AGREEMENT

3.1           As of the Signing Date, the Seller has provided the Buyer with documentation evidencing:

(a)              that the Agreement has been duly executed and delivered by the Seller; see Schedule 3.1(a); and

(b)             that the Seller has obtained all requisite corporate approvals for the execution and delivery of this Agreement by Seller, see Schedule 3.1(b).

3.2                                As of the Signing Date, the Buyer has provided the Seller with documentation evidencing:

(a)              that the Agreement has been duly executed and delivered by the Buyer; see Schedule 3.2(a);

(b)             that the Buyer has obtained all requisite corporate approvals, including approval of its board of directors, for the execution and delivery of this Agreement by Buyer; see Schedule 3.2(b);

(c)              that the Buyer has, or will have at the Closing, cash on hand, available lines of credit or other sources of immediately available funds sufficient to pay the Purchase Price and any other amounts to be paid by it hereunder in cash in immediately available funds in accordance herewith;

(d)             that the Agreement has been duly executed and delivered by the Guarantor to the Seller; see Schedule 3.2(d);

(e)            that the Guarantor has obtained all requisite corporate approvals, including approval of its board of directors, for the execution and delivery of this Agreement; see Schedule 3.2(e).

4                                         SALE AND PURCHASE OF SHARES

4.1                               The Seller agrees to sell the Shares to the Buyer, and the Buyer agrees to acquire the Shares from the Seller upon Closing, subject to the terms and conditions set out in the Agreement.

4.2                               With effect from and after the Closing Date, the Buyer shall own all rights attaching to the Shares, including title, voting rights and the right to receive dividends.

5                                         PURCHASE PRICE

5.1                                 The Purchase Price for the Shares, including each element thereof, shall be calculated in DKK and shall be equal to:

(a)              the Enterprise Value less

(b)             the Final Net Debt (such amount being determined and calculated in accordance with the principles set out in Schedule 5.1(b)) plus

(c)              the amount by which the Final Working Capital exceeds the Base Working Capital or less

(d)             the amount by which the Base Working Capital exceeds the Final Working Capital, as the case may be and less

(e)              the Currency Conversion Costs.

5.2                                 The Final Working Capital will be determined and calculated in accordance with the principles set out in Schedule 5.2.

5.3                               Whenever this Agreement refers to Estimated Net Debt, Final Net Debt, Estimated Working Capital or Final Working Capital, such amounts shall be calculated in accordance with Schedule 5.1(b) and 5.2, respectively, and the Accounting Principles, provided that in case of any discrepancy between the Accounting Principles and Schedule 5.1(b) and 5.2, Schedule 5.1(b) and 5.2, as the case may be, will prevail. The provisions of Schedules 5.1(b) and 5.2 shall apply in relation to Estimated Net Debt and Estimated Working Capital in the same way that they apply to Final Net Debt and Final Working Capital, replacing references to Final Net Debt with Estimated Net Debt, and replacing references to Final Working Capital with Estimated Working Capital, as appropriate.

5.4                                 Final Net Debt and Final Working Capital shall be determined in accordance with the procedures set forth in clause 11.

6                                         OPERATIONS UNTIL CLOSING

6.1                               From the Signing Date until Closing, except as required by the transactions contemplated by this Agreement or with the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Seller will procure that the Group continues to operate in the ordinary course of business in accordance with past practice and that each of the Group Companies:

(a)              does not enter into any contract that would inhibit Closing;

(b)             does not change its Corporate Documents, unless such change is required by applicable law provided that any such amendments shall be notified in writing to the Buyer in advance, or pass or adopt any resolutions inconsistent with them;

(c)              does not issue any of its equity securities or other securities of any nature convertible into its equity securities;

(d)             does not create, grant or issue any right to subscribe for or acquire any of its equity securities;

(e)              does not declare or make a dividend or other distribution to shareholders;

(f)                does not grant any mortgage, charge or other security over any of its material assets or give or agree to give any material guarantee or indemnity, except for guarantees and indemnities given in the ordinary course of business;

(g)             does not acquire or dispose of any asset (not being an acquisition or disposal in the ordinary course of business and on arm’s length terms) and does not acquire by merger or consolidation with, purchase equity interests of or purchase substantially all of the assets of, or otherwise acquire, any business, or make any investment in, any Person or merge or consolidate with any Person, in each case to the extent such acquisition, disposition, investment, merger or consolidation is material to the Group as a whole;

(h)             does not assign, license or charge any of its material Intellectual Property other than in the ordinary course of business;

(i)                 maintains, defends and diligently pursues applications for any of its material Intellectual Property in accordance with past practice;

(j)                 does not discontinue or cease all or any material part of its business, or dissolve or enter into any plan of liquidation or dissolution or similar proceeding, or resolve to do any of the foregoing;

(k)              maintains in all material respects the Group’s insurance policies on the existing terms and conditions;

(l)                 does not make any material change to the Accounting Principles by reference to which the Annual Report is drawn up except as required by reason of a concurrent change in IFRS as adopted by the European Union or in the Danish Executive Order No. 1329 of 14 December 2004;

(m)           does not undertake or discontinue, settle, or propose to settle any litigation in an amount exceeding DKK 5,000,000;

(n)             does not amend in any material way, or terminate, or expressly waive compliance with any material term of or material breaches under, any Material Contract, or enter into any material contract that would constitute a Material Contract if it had been entered into prior to the Signing Date;

(o)             does not make any capital commitments (not being (i) capital commitments made by the management of the Group in the ordinary course of business or (ii) in connection with placing of instruments) in excess of DKK 10,000,000 in the aggregate;

(p)             does not make any material change to any of its cash management or capital expenditure practices or practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits;

(q)             does not make any loan (other than in the ordinary course of business in accordance with past practice) to any Person;

(r)                does not make any change in the terms of employment of any director or officer of the Group other than in accordance with agreements in existence on the date hereof or collective bargaining arrangements in existence on the date hereof or in accordance with past practice in respect of contracts that expire during such period;

(s)              does not: make, change or rescind any material election, claim, surrender or disclaimer relating to Tax, amend any material Group Return, change any annual Tax accounting period or consent to any extension or waiver of the limitations period applicable to any Tax claim, proceedings or assessment; and

(t)                does not agree or offer (in a form capable of acceptance) or otherwise commit to do any of the foregoing.

7                                         COOPERATION COVENANTS

7.1                               Subject to the terms and conditions of this Agreement, Buyer and Seller and their respective Affiliates shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver, and to cause their respective Affiliates to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer ownership of the Shares.

7.2                               In furtherance and not in limitation of the foregoing, as soon as reasonably practicable after the Signing Date and (provided that the other Party has complied with its obligations in clause 7.3) in any event prior to the earlier of (i) the applicable filing deadline and (ii) 10 Business Days from the Signing Date, each of the Buyer and the Seller shall prepare and file notifications required to be filed by them to the relevant competition authorities specified on Schedule 8.1(a) and expedite all other submissions and rendering of information requested or required by the competition authorities in furtherance thereof.

7.3                               Without prejudice to clause 7.4, the Buyer shall take all action reasonably requested by the Seller and the Seller shall take (and the Seller shall procure that the Company shall take) all action reasonably requested by the Buyer (but without the obligation to incur any out-of-pocket costs or expenses (other than costs of their legal and other advisers) in connection therewith) to assist the Parties to satisfy the condition described in clause 8.1(a). To this end the Buyer and the Seller and their respective legal advisors shall work together and - to the extent legally permissible - share all information relevant for the notification procedure to the competition authorities, including draft notifications prior to submission to the authorities, responses to information requests and additional communications to the authorities or otherwise as the authorities may direct.

7.4                               If any objections are asserted with respect to the transactions contemplated under this Agreement by any of such competition authorities or if any action is instituted or threatened by any governmental authority challenging any of the transactions contemplated by this Agreement, each of Seller and Buyer shall, and shall cause its controlled Affiliates to, use its best efforts to resolve such objections as soon as reasonably practicable but in any event prior to the Cut-Off Date.  Such efforts shall include entering into any settlement, undertaking, consent decree, stipulation or agreement or agreeing to any order regarding antitrust or competition matters in connection with any objections of a competition authority to the transactions contemplated hereby; or divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any portion of its or its subsidiaries’ business, assets or properties, in the case of the Group so long as such actions take effect following the Closing.

7.5                               Access to Information.

7.5.1                      From the date hereof until the Closing Date, the Seller will, to the extent consistent with applicable law, (i) give, and will cause the Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, and (ii) furnish, and will cause the Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request, in each case to the extent reasonably required in connection with the transactions contemplated hereby. Any access pursuant to this clause shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company or any Subsidiary. Notwithstanding the foregoing, Buyer’s access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information shall be limited to such access as is not prohibited by applicable laws.

7.5.2                      On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to the Group Companies’ books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Seller in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or any Subsidiary; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of the Group.

7.6                               Change of Control Consents.

7.6.1                      Prior to Closing, the Seller shall, and shall procure that each Group Company shall, at the specific request and cost of the Buyer, provide reasonable assistance to the Buyer to assist it to notify or seek to obtain the consent or approval of the counterparties to the Material Contracts that are subject to change of control consent or notification requirements, as applicable.

7.7                               Forms of releases.

7.7.1                      Prior to Closing, the Parties shall use reasonable efforts, and cooperate in good faith and act reasonably, to agree the form of the releases referred to in clause 10.4(d) with the counterparties to the Third Party Rights.

8                                       CLOSING CONDITIONS

8.1                               Subject to clause 9, the obligations of each Party to complete the Closing are subject only to the fulfilment of the following conditions:

(a)              the notifications specified on Schedule 8.1(a) which are required under applicable law prior to the Closing shall have been delivered to the relevant competition authorities; the consents specified on Schedule 8.1(a) which are required under applicable law prior to the Closing shall have been obtained; and the waiting periods specified on Schedule 8.1(a) which are required to have expired under applicable law prior to the Closing shall have expired; and

(b)             no injunction, judgment, court order, or legal proceedings shall have been enacted, entered or enforced by any court or governmental or regulatory authority, which would prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

8.2                                 The Buyer and the Seller shall each promptly give Notice to the other Parties upon becoming aware that the condition, or any element thereof, stated in clause 8.1(a) has been satisfied.

9                                         TERMINATION

9.1                                 The Agreement may be terminated prior to Closing only:

(a)              if the condition stated in clause 8.1(a) has not been satisfied by, or the condition stated in clause 8.1(b) is not satisfied on, the date that is 6 months after the Signing Date (the “Cut-Off Date”);

(b)             by the Parties’ written agreement; or

(c)              by the non-breaching Party in the circumstances set out in clause 10.9;

provided that neither Party shall be entitled to terminate this Agreement if the failure to consummate the Closing prior to the Cut-Off Date resulted primarily from such Party’s breach of or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement.

9.2                               In case of termination of the Agreement in accordance with clause 9.1(a) or (b) no Party shall have any claim against the other Party in respect of this Agreement other than for Breach existing at the time of termination. Notwithstanding the termination of this Agreement, the provisions of clauses 14, 15 and 16 shall remain in force between the Parties.

10                                  CLOSING MECHANICS

10.1                         Closing will take place at the offices of Accura Advokatpartnerselskab, Tuborg Boulevard 1, DK-2900 Hellerup, Denmark, on 29 June 2012, at 10:00 am CET, subject to Notice having been received pursuant to clause 8.2 (confirming that the Closing condition stated in clause 8.1(a) has been fulfilled or waived) no later than 4 Business Days prior to that date and subject to the Closing condition stated in clause 8.1(b) being satisfied on that date. If these conditions have not been fulfilled, waived or satisfied in accordance with the preceding sentence, Closing must instead take place on the fifth Business Day following the date on which the conditions in clause 8.1 have been fulfilled or waived, or such other date as mutually agreed by the Parties.

10.2                         No later than 1 Business Day following the date on which Notice has been received pursuant to clause 8.2 (confirming that the Closing condition stated in clause 8.1(a) has been satisfied), the Seller must deliver prepayment notices to the Senior Agent (in the case of the Senior Debt) and the Mezzanine Agent (in the case of the Mezzanine Debt) and deliver copies of such notices to the Buyer.

10.3                         No later than 3 Business Days prior to the Closing Date, the Seller must deliver to the Buyer:

(a)              a calculation of the Preliminary Purchase Price, specified as (i) the Enterprise Value less (ii) the Estimated Net Debt (including the Seller’s best estimate of the amount in the line item entitled “Corporate Tax Payables” in Schedule 5.1(b)) plus (iii) the amount by which the Estimated Working Capital exceeds the Base Working Capital or less (iv) the amount by which the Base Working Capital exceeds the Estimated Working Capital, as the case may be, and less (v) the Currency Conversion Costs;

(b)             certificates from the Senior Agent, the Mezzanine Agent, each hedging counterparty and each holder of liabilities referred to in the definition of Pay-Off Amounts, containing, in each case, (i) the amounts and currency required to effect full prepayment of each respective component of the Pay-Off Amounts, (ii) all payee account details as will be required by the Buyer to effect payment of the Pay-Off Amounts in accordance with clause 10.5(a) and the Funds Flow Memorandum;

(c)              the final form of the Funds Flow Memorandum; and

(d)             a final draft of the Closing Memorandum.

10.4                           At Closing, the Seller must deliver the following documents to the Buyer:

(a)              the Company’s original register of shareholders evidencing that the Buyer is entered as the owner of the Shares free from any Third Party Rights;

(b)             evidence that the Seller has acquired the shareholdings in the Company which prior to the date hereof were owned by Persons other than the Seller pursuant to the Management and Board Participation Programme and holds such Shares free and clear of any Third Party Rights;

(c)              letters of resignation in the agreed terms from the members of the boards of directors of the Group Companies who are not employees of a Group Company;

(d)             releases, in a form reasonably acceptable to the Buyer and Seller acting in good faith, of all Third Party Rights granted or entered into by each Group Company and such releases to be conditional only on payment of the relevant Pay-Off Amounts in each case executed by the recipients of the Pay-Off Amounts;

(e)              a final version of the Closing Memorandum executed on behalf of the Seller;

(f)                evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Seller;

(g)             confirmation that all amounts owing by a Group Company to the Seller or any of its Affiliates (other than another Group Company) have been paid (whether or not they are due); and

(h)             the Escrow Agreement duly executed by the Seller and the Escrow Agent.

10.5                           At Closing, the Buyer must take the following actions and deliver the following documents to the Seller:

(a)              transfer the Pay-Off Amounts into the accounts notified by the Seller to the Buyer pursuant to clause 10.3(b) in immediately available funds in accordance with the Funds Flow Memorandum;

(b)             transfer the Escrow Closing Amount into the Escrow Account in immediately available funds in DKK, in accordance with the Funds Flow Memorandum;

(c)              transfer an amount corresponding to the Preliminary Purchase Price less the Escrow Closing Amount into the Seller’s Bank Account in immediately available funds in DKK, in accordance with the Funds Flow Memorandum;

(d)             a final version of the Closing Memorandum executed on behalf of the Buyer;

(e)              evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Buyer; and

(f)                the Escrow Agreement duly executed by the Buyer.

10.6                         The actions taken under clauses 10.4 and 10.5 will be considered to have been taken simultaneously, and none of the actions taken by one Party will be considered to have been taken until the actions to be taken by the other Party have also been taken. In connection with the completion of Closing, the Parties must approve and sign the Closing Memorandum.

10.7                         The amount standing to the credit of the Escrow Account from time to time shall be dealt with in accordance with the Escrow Agreement.

10.8                           Parent Guarantee.

10.8.1                The Guarantor irrevocably and unconditionally, as primary obligor, guarantees to the Seller the full and punctual payment of all amounts payable by the Buyer from time to time pursuant to this Agreement (each, a “Guaranteed Obligation”). Upon failure by the Buyer to pay punctually any Guaranteed Obligation, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Agreement.

10.8.2                The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)               any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Buyer under the Agreement, by operation of law or otherwise;

(b)              any modification or amendment of or supplement to the Agreement;

(c)             any change in the corporate existence, structure or ownership of the Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or its assets or any resulting release or discharge of any obligation of the Buyer contained in the Agreement;

(d)            the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Buyer, the Seller or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e)             any invalidity or unenforceability relating to or against the Buyer for any reason of the Agreement or any provision of applicable law or regulation purporting to prohibit the payment by the Buyer of any amounts payable pursuant to the Agreement; or

(f)               any other act or omission to act or delay of any kind by the Buyer, the Seller or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

10.8.3                The Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full.  If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Guarantor or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

10.8.4                The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against the Guarantor, the Buyer or any other person or entity.  The Guarantor shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid.

10.8.5                If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Buyer, all such Guaranteed Obligations shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Seller.

10.9                         Breach of Closing obligations.

10.9.1                If a Party fails to fulfil any of its obligations at Closing under clauses 10.4 and 10.5, such failure will be considered as a Breach to the effect that the other Party will become entitled:

(a)              to terminate the Agreement with immediate effect and to be indemnified against its Loss from the Party in Breach (without application of the limitations stated in clause 13); or

(b)             to proceed to Closing as far as is practicable (without prejudice to any rights or remedies the non-breaching Party may have under this Agreement or under applicable law).

11                                  ACTIONS AFTER CLOSING; PURCHASE PRICE ADJUSTMENT

11.1                           Notification of Resignations and Directors.

11.1.1               The Buyer undertakes to notify the Danish Business Authority and similar relevant foreign public authorities about the retirement of board members in accordance with clause 10.4(c) no later than 2 Business Days after the Closing Date and pending the de-registrations of such board members, the Buyer shall indemnify and hold harmless such individuals against any and all claims of whatever nature arising out of the operations of the Group or a Group Company after the Closing Date, provided that, prior to Closing, the Seller shall procure that the Company provides such assistance with preparing such de-registrations as may be reasonably requested by the Buyer. The Buyer undertakes promptly to provide the Seller with evidence of such completed de-registrations.

11.2                           Purchase Price Adjustment.

11.2.1                No later than 30 Business Days after the Closing Date, the Seller must provide the Buyer with a draft Final Purchase Price Calculation applying the provisions of clause 5, and consisting of a calculation, accompanied by relevant documentation, of (i) the Final Net Debt; (ii) the Final Working Capital; (iii) the Purchase Price determined in accordance with clause 5.1 and (iv) the Adjustment Amount, if any. The Buyer must procure that the Group makes available and gives the Seller and its advisors access during usual business hours and upon 2 Business Days’ notice to all necessary information and relevant employees within the Group as well as to the Group Companies’ auditors to enable the Seller to prepare the draft Final Purchase Price Calculation within the timeframe set forth herein.

11.2.2                If the Buyer does not notify the Seller of an objection to the Seller’s draft of the Final Purchase Price Calculation in accordance with the procedures of clause 11.2.3, it will be final and binding on the Parties and the Adjustment Amount payable, if any, and by which Party, shall be determined by reference to such Final Purchase Price Calculation.

11.2.3                If the Buyer disagrees with any element of the Seller’s draft of the Final Purchase Price Calculation, the Buyer must give Notice of an Objection to the Seller no later than 30 Business Days after delivery of the Seller’s draft of the Final Purchase Price Calculation. The Buyer must describe in detail the Disputed Matters, include the Buyer’s calculation of the Final Purchase Price Calculation and refer to the provisions of the Agreement that the Buyer invokes in support of its position, including which adjustments to the Adjustment Amount, if any, the Buyer requests. Unless (i) any Objection has been served on the Seller within the time frame stipulated above and (ii) the Objection contains all such information as specified in the immediate preceding sentence, the draft Final Purchase Price Calculation prepared by the Seller will be final and binding on the Parties.

11.2.4                Subject to clause 11.2.5, if the Buyer gives Notice of an Objection in accordance with clause 11.2.3, the Parties must attempt to reach an agreement on the Disputed Matters no later than 15 Business Days after the Seller’s receipt of the Objection. If the Parties are unable to reach an agreement within this time limit, either Party may demand that the Disputed Matters be referred to the Expert.

(a)            The Expert will resolve the Disputed Matters by determining the proper value of the items which are subject of the Disputed Matters in accordance with the Agreement, including clause 5. The Expert’s decision on the Disputed Matters must be within the range of the values proposed for such Disputed Matter by the Buyer and the Seller.  If the determination of the Disputed Matters depends on an accounting estimate, the Expert must make an independent estimate on the basis of what he considers to be fair and reasonable under the Agreement and consistent with the Group’s Accounting Principles. If his independent determination is outside the range proposed by the Parties, his determination will be deemed to be equal to the value proposed by the Party which was closest to such determination. The Expert is not authorized to decide on any legal dispute concerning the interpretation of the Agreement. Any such dispute must be resolved in accordance with clause 15. Upon determination of the Disputed Matters, the Expert will prepare a Final Purchase Price Calculation implementing his determination on the Disputed Matters (but without making any changes to any elements of the Final Purchase Price Calculation which were not Disputed Matters).

(b)           The Final Purchase Price Calculation prepared by the Expert will be final and binding on the Parties, and it can only be challenged in accordance with clause 15 in the event of fraudulent acts or obvious errors. The Adjustment Amount payable, if any, shall be determined by reference to such Final Purchase Price Calculation.

(c)     The Expert will make decisions as to the apportionment of his fees and other costs between the Parties, taking into account the amount by which each Party’s calculation of the Purchase Price deviated from the Purchase Price determined by him.

11.2.5      Any Disputed Matters in a Notice of Objection given by the Buyer relating to the line item entitled “Corporate Tax Payables” in the table in Schedule 5.1(b) shall be disregarded and not referred to the Expert, unless the Seller’s estimate delivered under clause 10.3(a) is based on manifest error on the part of the Seller.

11.2.6      No later than 5 Business Days after the Final Purchase Price Calculation has become final and binding on the Parties in accordance with this clause 11.2, the Adjustment Amount (together with the Interest accrued on the Adjustment Amount from the Closing Date through the date of payment) must be paid in immediately available funds by the Seller to the Buyer, or by Buyer to the Seller, as applicable, provided that

(a)     if the Adjustment Amount is to be paid by the Buyer to the Seller, 10% of the Adjustment Amount shall be paid by the Buyer into the Escrow Account and payment of such portion of the Adjustment Amount into the Escrow Account and the remainder to the Seller shall fully discharge the Buyer’s obligation under this clause 11.2.6; and

(b)     if the Adjustment Amount is to be paid by the Seller to the Buyer, 10% of the Adjustment Amount shall be released from the Escrow Account in accordance with the Escrow Agreement and such release together with the payment by the Seller to the Buyer of the remainder of the Adjustment Amount shall fully discharge the Seller’s obligation under this clause 11.2.6.

11.3         Bookkeeping.  Following the Closing, the Buyer must ensure that the Group stores its bookkeeping records as required by the Danish Bookkeeping Act (bogføringsloven) or similar applicable local legislation, and that the Seller and the Seller’s advisors will be able to gain access to such records within normal business hours in relation to clause 11.

12                                  WARRANTIES AND ACKNOWLEDGEMENTS

12.1         Seller’s Warranties.  The Seller has made the Warranties stated in Schedule 12.1 to the Buyer, such Warranties being (i) the only representations or warranties given by the Seller, and (ii) made as of the Signing Date (except the Title Warranties and the Tax Warranty in clause 5.5 of Schedule 12.1 which are made as of the Signing Date and as at the Closing Date by reference to the facts and circumstances subsisting on the Closing Date on the basis that any reference in such Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date), except as otherwise explicitly stated in any of the Warranties. The Buyer acknowledges that it is not relying on any express or implied representations or warranties, except as expressly set forth in this Agreement and further acknowledges that, other than the Warranties, the Seller makes no representation or warranty with respect to (i) any projections, estimates, forecasts or budgets delivered to or made available to Buyer or its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Group or the future business and operations of the Group, or (ii) except as expressly set forth in this Agreement, any other information or documents made available to Buyer or its representatives with respect to the Group.

12.1.1      The Seller is not liable for any Breach of the Warranties (other than the Title Warranties and the Tax Warranties) to the extent matters rendering any of those Warranties incorrect, incomplete or misleading have been Disclosed to the Buyer.

12.2         Buyer’s Warranties. The Buyer has made the following Warranties to the Seller as of the Signing Date and as of the Closing Date:

(a)     The Buyer is a corporation duly organized and validly existing under the laws of The Netherlands and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)    The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have all been duly authorized by all requisite action on the part of the Buyer.

(c)     This Agreement has been duly executed and delivered by the Buyer and this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(d)    No consent of any shareholder, board of directors or any other Person or body is required in connection with the execution, delivery and performance by the Buyer of the Agreement, except as set forth on Schedule 8.1(a).

(e)     Except as set forth on Schedule 8.1(a) the execution, delivery and performance by the Buyer of this Agreement does not and will not (i) violate, conflict with or result in the breach of the Buyer’s Corporate Documents, (ii) violate or conflict with or require consent or notification under any judgment, court order or other decision made by a court, arbitration tribunal or public authority against or binding upon the Buyer, (iii) conflict with or constitute a violation of or require consent or notification under any law or regulation applicable to the Buyer, or (iv) conflict with or result in breach of or require consent or notification under any agreement to which the Buyer is a party, except in the case of (ii), (iii) and (iv) as such violation, conflict, breach or requirement of consent or notification (as the case may be) would not adversely affect the Buyer’s ability to perform any of its obligations under and to consummate the transactions contemplated, by this Agreement.

(f)     The Buyer is not a party to any dispute before a court, arbitration tribunal or public authority which may prevent or delay Closing if the Buyer is unsuccessful in such dispute.

(g)    The Buyer will have available on the Closing Date all funds necessary to pay the Preliminary Purchase Price and any Adjustment Amount as a result of the Final Purchase Price Calculation.

(h)    The Buyer is not insolvent or unable to pay its debts under the insolvency laws of The Netherlands and the Buyer has not stopped paying material debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Buyer. No administrator or any receiver or manager has been appointed by any person in respect of the Buyer or all or any of its assets.

12.3         The Guarantor has made the Warranties described in clause 12.2 to the Seller as of the Signing Date and as of the Closing Date, save that in clause 12.2(g) the reference to the Closing Date shall be deemed to be a reference to the Signing Date and the Closing Date, references in clause 12.2 to the Buyer shall be deemed to refer to the Guarantor and references in clause 12.2 to the Netherlands shall be deemed to refer to the State of Delaware, United States of America.

12.4         Buyer’s Confirmation. The Buyer acknowledges and agrees that as of the Signing Date, it has no knowledge of any matter or circumstance that may give rise to a Claim against the Seller. The Buyer further confirms that it has, prior to the execution of this Agreement, conducted its own independent investigation, review and analysis of the Group’s business, assets, liabilities, results of operation, financial condition, software, technology, intellectual property rights and prospects, including through review of the Due Diligence Information as set out in Schedule 12.4. The Buyer acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Group for such purpose.

13                                  SELLER’S LIABILITY, LIMITATIONS AND CLAIMS PROCEDURE

13.1         Survival; Liability for Breach.  In the event of any Breach by Seller of this Agreement, the Seller must indemnify and hold the Buyer harmless against and from any Loss in accordance with the general rules of Danish law, subject to the limitations stated in this clause 13; provided that the Seller shall be entitled to remedy a Breach capable of being remedied within 20 Business Days after receipt of the Buyer’s Notice of the Claim, and the Claim and such Breach will cease to exist if the Seller, at its sole cost and expense, remedies the Breach before expiry of this deadline.

13.2         Calculation of Loss. Notwithstanding anything herein to the contrary, the Seller shall not be liable for any indirect or consequential loss, punitive damages, diminution in value or loss of profits, or any Loss which (i) has been taken into account in calculation of the Final Purchase Price Calculation or (ii) was caused by a failure of the Buyer to consent to any action pursuant to clause 6.1. The Buyer’s Loss shall be calculated as the Buyer’s or any Group Company’s direct loss on a DKK 1 for DKK 1 basis without regard to any methods of calculation (P/E, EBITDA multiple or similar method) used for the determination of the Enterprise Value.

13.2.1      The effect of any Loss on any tax asset of the Group (by reducing the Buyer’s or any Group Company’s possibility to utilise such tax asset) shall not be regarded as a Loss under this Agreement. This clause 13.2.1 shall not apply to any tax asset taken into account in calculating the Final Net Debt or Final Working Capital.

13.2.2      When calculating a Loss, the Buyer must take into account any amount that the Buyer or a Group Company has received or is able to receive after using reasonable commercial efforts from a third party as a result of the Breach or the Loss, and any such amount must be set off against the Buyer’s Claim, including (i) any net tax benefit as a result of such Breach or Loss that the Buyer or a Group Company is reasonably able to utilise and (ii) any insurance payment that the Buyer or a Group Company has received or which is recoverable in respect of such Loss (or which it would actually have been able to recover under the insurance policies in place at the Closing).

13.2.3      Any loss will not be considered a Loss under the Agreement to the extent that it is caused or increased as a direct result of voluntary acts or omissions of the Buyer or any Group Company after Closing (other than any acts or omissions carried out (i) in the ordinary course of business and consistent with past practice of the Group prior to Closing (provided that nothing in this clause shall limit the Buyer’s obligation to mitigate Loss pursuant to clause 13.3 upon the Buyer becoming aware that to continue with such act or omission would cause or increase a Loss) or (ii) pursuant to the requirements of any law or legally binding obligation created on or before Closing) or to the extent that it would not have arisen but for changes in laws, regulations or practices of any Governmental Authority not finally enacted and published on the Signing Date.

13.3         Mitigation. The Buyer is required to mitigate any Loss in accordance with the general rules of Danish law. In furtherance of the foregoing, except where to do so would materially prejudice the interests of the Buyer or any Group Company, Buyer undertakes and agrees to use reasonable efforts to recover from a third party any Loss for which an indemnity payment hereunder may be due. If the Buyer receives payment from a third party in respect of a Loss subsequent to an indemnification payment by Seller against which the Seller has already indemnified the Buyer, the Buyer shall promptly reimburse the Seller up to the amount paid by the Seller in indemnification hereunder.

13.4         Limitations

13.4.1      The Seller shall have no obligation to indemnify the Buyer in respect of any Loss in respect of a Breach if the Buyer fails to give Notice (in accordance with clause 13.5) of the Claim to the Seller no later than 11:59 pm CET on the day 15 months following the Closing Date (the period between Closing and such time being the “Warranty Survival Period”).

13.4.2      The Seller shall have no obligation to indemnify the Buyer in respect of any Loss caused by a Breach of any of the Warranties unless:

(a)     the amount of such Loss arising from a single Beach or series of related Breaches of any of the Warranties exceeds DKK 4,000,000 (the “De Minimis Threshold”); and

(b)    the total amount of the Buyer’s Losses in respect of all such Breaches of the Warranties (each exceeding the De Minimis Threshold), is in excess of DKK 80,000,000 (the “Basket”) in which case the Seller shall only be liable for such part of the Loss exceeding DKK 40,000,000.

13.4.3      The Seller’s maximum aggregate liability for all Losses in respect of all such Breaches of the Warranties shall be limited to 10% of the Purchase Price in the aggregate (the “Cap”).

13.4.4      The limitations in clause 13.4 do not apply to any Breach of any of the Warranties arising out of or as a result of fraud or willful misrepresentation or in respect of Breach of any of the Title Warranties.

13.4.5      Any payment by any Party in respect of a claim under this Agreement shall be treated as an adjustment to the Purchase Price, which shall be reduced or increased by the amount of such payment (as the case may be).

13.5         Claims procedure

13.5.1      The Buyer shall give Notice to the Seller (in accordance with clause 16.1) promptly and in any event within 30 Business Days after the Buyer becomes aware of the events or circumstances giving rise to the Claim. The Buyer’s Notice must include a detailed description of the Claim, its actual and legal basis and a calculation of the Loss or the estimated Loss together with reasonable supporting documentation. No delay by or failure of the Buyer in complying with any of the obligations in this clause 13.5.1 shall affect its rights in respect of the Claim, except to the extent that such delay or failure increases the amount that the Buyer would otherwise be entitled to claim.

13.5.2      The Seller shall have a period of 30 Business Days from receipt of the Notice of Claim to dispute such Claim by providing Notice that the Seller disputes such claim in accordance with clause 16.1.

13.5.3      If the Seller provides Notice that it disputes such Claim, in full or in part, within the period described in clause 13.5.2 the Buyer may request arbitration in accordance with clause 15.2 and if it so requests, shall serve its written complaint (klageskrift) on the Seller within 60 Business Days after the Buyer has received Notice that the Seller disputes the Claim. If the written complaint is not served within such period, the Seller will be released from any and all obligations to indemnify the Buyer against the Loss arising from the Claim in question or any other alleged Loss based on substantially the same events or circumstances. If the Seller fails to provide Notice that it disputes the Claim within the period described in clause 13.5.2, the Seller shall be deemed to accept the Claim and shall indemnify the Buyer’s Loss.

13.5.4      If the grounds for a Claim in relation to any of the Seller’s Warranties arise as a result of, or in connection with, a claim by, or alleged liability to, a third party (a “Third Party Claim”), the Buyer shall have exclusive conduct of the defense of any Third Party Claim and, subject to the limitations set forth in this clause, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense. The Buyer shall obtain the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Seller and its Affiliates from all liabilities and obligations, including hereunder, with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Seller or any of its Affiliates, provided that the Seller shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose at its own expense.

13.5.4.1               Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

13.5.4.2               The Buyer must keep the Seller informed on an on-going basis of any significant developments in the matter.

13.6         Exclusivity. After Closing, the rights described in this clause 13 (and clause 16.7) shall be the Buyer’s exclusive remedy for Breach, including the Seller’s Breach of any of the Warranties. Except for the situations described in clause 9, the Buyer is not entitled to terminate (hæve) the Agreement or demand a proportionate reduction of the Purchase Price (forholdsmæssigt afslag) except that the Buyer shall be entitled to rescind the Agreement in the event of Breach of any of the Title Warranties. The Buyer hereby waives any other rights and claims Buyer may have against Seller, whether at law or in equity, relating to the Group or the transactions contemplated hereby. The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any environmental law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Other than in relation to fraud or wilful misrepresentation, the Buyer expressly waives any right to claim damages from the present or former members of the board of directors or management of the Group, or from members of the board of directors or management of the Seller or its Affiliates with respect to any act or omissions of such individuals, in each case, in their aforementioned capacities prior to the Closing Date and the Buyer shall seek its remedy against the Seller exclusively under the provisions of this Agreement.

14                                  CONFIDENTIALITY AND PUBLICATION

14.1         The Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement, including all information relating to (i) the terms of the Agreement; and (ii) all information concerning the other Party and the Group.  All such information shall be treated as “Confidential Information” under and shall be subject to the restrictions contained in the Confidentiality Agreement between the parties dated 22 February 2012 (as amended).

14.2         Notwithstanding clause 14.1, promptly after the Signing Date, each of the Parties will issue a press release in the agreed terms attached as Schedule 14.2.

15                                  GOVERNING LAW AND DISPUTES

15.1         The Agreement is governed by and will be interpreted in accordance with Danish law, excluding its conflicts of law rules.

15.2         Except in relation to Disputed Matters in connection with the finalisation of the Final Purchase Price Calculation pursuant to clause 11 (which shall be resolved in accordance with clause 11.2), any dispute arising out of or in connection with the Agreement, including any dispute concerning its existence or validity, that cannot be settled between the Parties within 20 Business Days of that dispute arising shall be referred to and finally settled by arbitration under the Rules of the London Court of International Arbitration (the “LCIA Rules”) in force when the request for arbitration is submitted, which LCIA Rules are deemed to be incorporated by reference into this clause.

15.3         The arbitration shall be conducted by three arbitrators. Each Party will nominate one arbitrator and the two arbitrators thus nominated shall nominate the third arbitrator and notify the parties to the arbitration and the LCIA Court of such nomination.  If a Party fails to nominate an arbitrator in accordance with the LCIA Rules, or if the two initially appointed arbitrators fail to agree on the identity of the third arbitrator within 15 days of the appointment of the second arbitrator, the LCIA Court will appoint the third arbitrator. The third arbitrator shall act as chairman of the Arbitral Tribunal.  All arbitrators will be qualified lawyers with at least 15 years’ experience of international commercial transactions and at least 5 years’ experience of sitting as an arbitrator in disputes relating to international commercial transactions.

15.4         The seat or legal place of the arbitration proceedings will be London (although hearings may take place in Copenhagen if the parties to the arbitration agree) and the language of the proceedings will be English.

15.5         Each Party shall pay the fees and other costs of its own advisors in connection with the arbitration. The arbitration shall determine the apportionment of its fees and other costs between the Parties taking the outcome of the arbitration into account.

15.6         The Parties are not entitled to disclose any confidential information relating to the arbitration proceedings to any third party, including information on any decision or arbitration award, unless the other Party has consented in writing to such disclosure. However, either Party is entitled to disclose information relating to the arbitration proceedings to a third party if such disclosure is made to protect its interests in relation to the other Party or to comply with current legislation or public authority decisions, or if such disclosure is required under any listing agreements.

16                                  OTHER PROVISIONS

16.1         Any Notice to be given under the Agreement must be in writing and delivered by hand or sent by registered mail, by fax or by email to the addresses stated in Schedule 16.1.

16.2         No Party is entitled to assign, in full or in part, the rights and obligations set out in the Agreement without the prior written consent of the other Party.

16.3         If the Parties agree to amend the Agreement, such agreement must be made in a writing signed by both Parties.

16.4         Unless otherwise explicitly stated in the Agreement, each Party will pay its own costs and expenses relating to the negotiations, drafting and conclusion of the Agreement and the fulfilment of the obligations of the Agreement (including all fees for its own legal, financial or other advisors), and except where otherwise specified, exercise of any rights under this Agreement. For the avoidance of doubt, the Group Companies shall not bear any costs or expenses relating to the foregoing and any such costs or expenses incurred by any Group Company prior to the Closing shall be paid by the Seller, and any costs or expenses incurred by any Group Company after the Closing shall be paid by the Buyer.

16.5         This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

16.6         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, but would be valid and enforceable if deleted in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable.  Without prejudice to the foregoing, if any provision is held by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall to that extent be deemed not to form part of this Agreement, but the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.7         The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

The Agreement has been executed in 3 original copies, each Party and the Guarantor receiving 1 copy.

SEPARATE SIGNATURE SHEETS FOLLOW

SIGNATURE SHEET FOR SHARE PURCHASE AGREEMENT CONCERNING DAKO A/S

On behalf of Delphi S.à.r.l.:

/s/ Thomas Weincke
Name: Thomas Weincke according to P.O.A.

On behalf of Agilent Technologies Europe B.V.:

/s/ William P. Sullivan
Name: William P. Sullivan

On behalf of Agilent Technologies, Inc.:

/s/ William P. Sullivan
Name: William P. Sullivan